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                                                                   EXHIBIT 99(b)
May 27, 1997



To the Shareholders:


         I am pleased to advise you that the Board of Directors of Koger Equity, Inc., at its meeting on May 20, 1997, declared a quarterly dividend of $0.10 per share to be paid on August 6, 1997, to shareholders of record on July 3, 1997. This is a 100% increase over the $0.05 dividend paid on May 6. This dividend increase is the result of an increase in profitability of the Company. Management anticipates that the dividend payout rate will increase significantly in 1998 as the Company's taxable income increases.

         At the Company's Annual Meeting of Shareholders held on May 20, the twelve incumbent directors were reelected. The members of the Koger Equity Board of Directors are: D. Pike Aloian; Benjamin C. Bishop, Jr.; Irvin H. Davis; David B. Hiley; Victor A. Hughes, Jr. (Chairman); G. Christian Lantzsch; William L. Mack; Lee S. Neibart; W. Edward Scheetz; George F. Staudter; S.D. Stoneburner and James C. Teagle.

         We are also very pleased to announce that Koger Equity has purchased the Park Central Office Park situated on the southwest corner of I-385 and Pleasantburg Drive in Greenville, South Carolina, for $14 million. The development includes three office buildings containing 165,000 square feet, plus five acres of land for future office development. This acquisition increases our market presence in Greenville from eight buildings containing 357,000 square feet to eleven buildings totaling 522,000 square feet. The purchase of Park Central brings the total buildings owned, under construction or managed by the Koger organization to





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341, totaling more than 15.5 million feet in 21 markets in the Southeast and
Southwest.

         This is a significant event in the Koger organization, marking the first time our company has purchased, instead of developing, an office park. This purchase signals a new direction in our company's growth plans. In addition to the purchase of the Park Central Office Park, the Company has entered into contracts to purchase five other buildings totaling 330,000 square feet in three cities in which we currently own properties. The total purchase price of these five buildings is $22.7 million.

          With an environment of improving market conditions, we plan to utilize our increasing cash flow and existing credit facilities to expand in growth markets through additional acquisitions and the construction of new buildings in our existing office parks, as evidenced by the six buildings, totaling 481,000 feet, presently under development and construction.

         Four additional buildings totaling 428,000 square feet also have been approved for construction. Development of these buildings in Greensboro, Orlando, Memphis and San Antonio will begin immediately.

         During the remainder of 1997, the Company expects to begin construction on an additional 200,000 square feet in our existing office centers and to purchase additional buildings totaling more than 650,000 square feet.

         This is an exciting time for our Company. The additions to our property account described above will increase it by 24 percent. Upon lease-up, these new properties will produce about $35 million in additional rents, generating a 34 percent increase in our current rent stream, to approximately $140 million. I believe we can look forward to further improving our financial capacity and accelerating the Company's earnings growth in 1997, as demonstrated by our outstanding first quarter.

         We will continue to keep you advised as we progress throughout the year.

Cordially,
/s/VICTOR A. HUGHES, JR.
Victor A. Hughes, Jr.
Chairman and
Chief Executive Officer





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This letter contains forward-looking statements. The actual results of operations could differ materially from those projected because of factors affecting financial markets, reactions of the Company's existing and prospective investors, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Statement Relevant to Forward-Looking Information for Purpose of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.





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